EXHIBIT 99.5

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of Bertelsmann SE & Co. KGaA, a company headquartered in Gütersloh, Germany (“Bertelsmann”), and Erste WV Gütersloh GmbH, a German company and a wholly-owned direct subsidiary of Bertelsmann (“Erste”) agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Class A common shares, par value $0.00005 per share, of Afya Limited, an exempted liability company incorporated under the laws of the Cayman Islands, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. Each of Bertelsmann and Erste acknowledges that it is responsible for the timely filing of its own Statement on Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning itself contained therein and that, as contemplated by Rule 13d-1(k)(1)(ii), no other person shall be responsible for the completeness or accuracy of the information concerning itself, unless such person knows or has reason to believe that such information is inaccurate. The parties to this Joint Filing Agreement expressly authorize each party to file on each other party’s behalf any and all amendments to such Statement on Schedule 13D. This Joint Filing Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: August 10, 2021

BERTELSMANN SE & CO. KGAA

By: /s/ Dr. Martin Dannhoff
Name: Dr. Martin Dannhoff
Title: SVP Corporate Legal

By: /s/ Denise Abel
Name: Denise Abel
Title: SVP Corporate Legal

ERSTE WV GÜTERSLOH GMBH

By: /s/ Dr. Martin Dannhoff
Name: Dr. Martin Dannhoff
Title: SVP Corporate Legal

By: /s/ Denise Abel
Name: Denise Abel
Title: SVP Corporate Legal